Exhibit 99.1

Grace News

Media Relations:	Investor Relations:
William M. Corcoran	Mark Sutherland
T +1 410.531.4203	T +1 410.531.4590
E william.corcoran@grace.com	E mark.sutherland@grace.com

GRACE REORGANIZATION PLAN AFFIRMED

BY U.S. DISTRICT COURT

Columbia, Maryland — January 31, 2012 — W. R. Grace & Co. (NYSE: GRA) today announced that the U.S. District Court for the District of Delaware has denied all objections and confirmed Grace’s Plan of Reorganization in its entirety. The Bankruptcy Court decision approving the Joint Plan was issued on January 31, 2011. Grace filed for Chapter 11 protection on April 2, 2001.

“This is another necessary step in emerging from Chapter 11,” said Fred Festa, Chairman and CEO.  “Two Federal courts have now ruled that our Joint Plan is fair to all parties.”

The Joint Plan establishes two asbestos trusts to compensate personal injury claimants and property owners. Funds for the trusts will come from a variety of sources including cash, warrants to purchase Grace common stock, deferred payment obligations, insurance proceeds and payments from certain third parties. The trusts’ assets and operations are designed to cover all current and future asbestos claims.

“I am optimistic that the legal process related to our Joint Plan is coming to an end and we can emerge in the near future,” said Festa. “It is time to put the Joint Plan into effect so that money can begin to flow to claimants who have been waiting for more than a decade to be compensated, and Grace can move forward as well. I look forward to Grace emerging from Chapter 11 as a vibrant, growing company with a great future.”

The timing of Grace’s emergence from bankruptcy depends on a number of factors, including whether there are further appeals to the Joint Plan, whether Grace may emerge with those appeals outstanding, and whether conditions to payments from third parties can be satisfied or waived.

The company will address the District Court’s ruling in prepared remarks at the introduction of the company’s fourth quarter 2011 earnings teleconference, which will be web cast on Wednesday, February 1, 2012, at 11:00 a.m. ET. Instructions for accessing the web cast can be found on the Investors Information page at www.grace.com

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Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. Founded in 1854, Grace has operations in over 40 countries. For more information, visit Grace’s website at www.grace.com.

Corporate Communications

W. R. Grace & Co.-Conn.

7500 Grace Drive

Columbia, MD 21044